FOR IMMEDIATE RELEASE

NORDSON CORPORATION AGREES TO REPURCHASE
TEN PERCENT OF ITS OUTSTANDING SHARES

WESTLAKE, Ohio – Aug. 26, 2005 – Nordson Corporation (Nasdaq-NDSN) today announced that it has agreed to repurchase 3,657,667 shares of Nordson common stock that represent all of the remaining shares held by Russell L. Bauknight, trustee of numerous trusts established by Evan W. Nord. Nordson agreed to repurchase the shares at today’s market price, which has been reduced for the fiscal year 2005 fourth-quarter cash dividend payment on those shares. The transaction will settle on September 7, 2005 for a cash purchase price of $34.09 per share. These shares will represent approximately 10.1 percent of Nordson’s outstanding shares. They will be held in treasury by the corporation to be used for corporate purposes.

“We see this agreement to repurchase shares as an opportunity to acquire, through a private transaction, a large block of stock that offsets shares issued through company benefit plans during the past three years,” said Edward P. Campbell, Chairman and Chief Executive Officer. “This transaction does not represent a deviation from Nordson’s long-held strategy to use cash flow for acquisitions, balanced with stock repurchase and dividend increases. These acquisitions will provide opportunities to add technology and build capability to serve new applications and markets,” Campbell added.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson Corporation has more than 3,600 employees worldwide, and direct operations and sales support offices in 30 countries.

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Contact:	Derrick Johnson, Director Corporate Communications
Phone:	440.414.5639
E-mail:	djohnson@nordson.com